EXHIBIT 99.1

Sportsman's Warehouse Holdings, Inc. Announces Fourth Quarter and Fiscal Year 2019 Financial Results

WEST JORDAN, Utah, March 26, 2020 (GLOBE NEWSWIRE) -- Sportsman's Warehouse Holdings, Inc. ("Sportsman's Warehouse" or the “Company”) (Nasdaq: SPWH) today announced financial results for the thirteen and fifty-two weeks ended February 1, 2020.

“We are pleased with our fourth quarter and fiscal year 2019 results. Despite some competitive challenges in December, we exceeded the high-end of our updated outlook on net sales, and met the high-end of our updated outlook on earnings per share,” said Jon Barker, Sportsman’s Warehouse CEO. “We made great progress in 2019 executing on our growth initiatives, which included enhancing our omni-channel platform, improving our loyalty program, and broadening our firearms products and services offering. In 2019, we grew to 103 stores through our acquisition of eight Field & Stream stores in October and three additional store openings earlier in the year.”

Mr. Barker continued, “Looking forward to 2020, we feel very good about our competitive positioning and the underlying strength of our business. Today, we are announcing two additional new stores for 2020, which increases our new store announcements to seven for the year so far. These seven new stores include two previous Gander locations, two additional Field & Stream locations, and our first small-format concept store.”

“We have gained significant momentum both online and in stores to date in Q1. We believe this is driven by fewer competitors, the current election cycle, and increased demand from COVID-19 uncertainty. However, there is significant uncertainty in the current environment and therefore, we will not be issuing forward guidance at this time.”

“We remain optimistic about the long-term opportunities for our business. As competitors continue to de-emphasize and/or exit the firearm and ammunition categories, we see significant opportunity to capture market share,” Mr. Barker commented. “Our differentiated positioning within a consolidating industry, our dedication to the specialty outdoor retail space, and our talented team are combining to create a competitive advantage for Sportsman’s Warehouse. We look forward to a strong 2020 and beyond.”

For the thirteen weeks ended February 1, 2020:

  Net sales increased by 6.4% to $258.2 million from $242.7 million in the fourth quarter of fiscal year 2018. The net sales increase was primarily due to a strong performance from the eight acquired stores, momentum in the firearm and ammunition categories in January, and growth in our ecommerce business compared to prior year. Same store sales performance was better than anticipated, decreasing by 4.8% in the fourth quarter of 2019 as compared to the fourth quarter of 2018.

  The Company ended fiscal year 2019 with 103 stores in 27 states, or square footage growth of 13.6% from the end of the fourth quarter of fiscal 2018. To date, the Company has announced the planned opening of 7 new stores in fiscal year 2020, including two additional Field & Stream locations, in Michigan and Kentucky, acquired from DICK’S Sporting Goods.

  For the fourth quarter of 2019, gross profit was $85.0 million or 32.9% of net sales, as compared to $79.5 million or 32.8% of net sales in the prior year period, a year-over-year increase of $5.5 million in gross profit and a 10-basis point improvement in gross profit margin.

  Net income was $9.7 million compared to net income of $10.6 million in the fourth quarter of fiscal year 2018. Adjusted net income in the fourth quarter of fiscal year 2019 was $9.3 million, which excluded a non-recurring tax benefit, acquisition costs, and executive transition costs. There were no non-GAAP adjustments to net income in the fourth quarter of fiscal 2018 (see “GAAP and Non-GAAP Measures”).

  For the fourth quarter of 2019, diluted earnings per share was $0.22 compared to diluted earnings per share of $0.25 for the comparable period in prior year. Adjusted diluted earnings per share was $0.21 compared to adjusted diluted earnings per share of $0.25 for the comparable period in prior year (see "GAAP and Non-GAAP Measures").

  Adjusted EBITDA was $19.6 million compared to $22.0 million in the fourth quarter of fiscal year 2018 (see "GAAP and Non-GAAP Measures").

For the fifty-two weeks ended February 1, 2020:

  Net sales increased by 4.4% to $886.4 million from $849.1 million in fiscal year 2018 primarily due to three new store openings and the acquisition of eight new store locations. Same store sales decreased by 0.9% from fiscal year 2018.

  Gross profit was $296.6 million or 33.5% of net sales, as compared to $285.0 million or 33.6% of net sales in fiscal year 2018, a year-over-year increase of $11.6 million in gross profit and a 10-basis point decline in gross profit margin.

  Net income was $20.2 million compared to net income of $23.8 million in fiscal year 2018. Adjusted net income was $20.6 million in fiscal year 2019 as compared to $25.9 million in fiscal year 2018 (see “GAAP and Non-GAAP Measures”).

  Diluted earnings per share was $0.46 compared to diluted earnings per share of $0.55 for fiscal year 2018. Adjusted diluted earnings per share was $0.47 for fiscal year 2019 compared to adjusted diluted earnings per share of $0.60 in fiscal year 2018 (see “GAAP and Non-GAAP Measures”).

  Adjusted EBITDA was $59.0 million compared to $68.5 million in fiscal year 2018 (see "GAAP and Non-GAAP Measures").

Balance sheet highlights as of February 1, 2020:

  Total debt was $145.8 million as of the end of fiscal year 2019, consisting of $116.1 million outstanding under the Company’s revolving credit facility and $29.7 million outstanding under the term loan, net of unamortized debt issuance costs. This is a reduction of $34.1 million of debt year-over-year.

  Total liquidity (cash plus $44.3 million of availability on revolving credit facility): $46.0 million

First Quarter and Fiscal Year 2020 Outlook:

We will not be issuing forward guidance at this time.

Conference Call Information:

A conference call to discuss fourth quarter and fiscal year 2019 financial results is scheduled for today, March 26, 2020, at 4:30 PM Eastern Time. The conference call will be webcast and may be accessed via the Investor Relations section of the Company’s website at www.sportsmans.com.

Non-GAAP Information
This press release includes the following financial measures defined as non-GAAP financial measures by the Securities and Exchange Commission (the “SEC”): adjusted income from operations, adjusted net income, adjusted diluted earnings per share and Adjusted EBITDA. We define adjusted income from operations and adjusted net income as income from operations and net income, respectively, in each case, plus expenses incurred relating to the transition of our CFO and the recruitment and hiring of various other key members of management, certain expenses incurred relating to the acquisition of eight Field and Stream stores, charges incurred in connection with the retirement of the Company’s former CEO and the write-off of deferred financing fees and debt discount associated with the Company’s prior term loan refinanced in the third fiscal quarter of 2018 and less a non-recurring tax benefit related to our 2017 tax return and 2019 tax provision, as applicable. Adjusted diluted earnings per share is diluted earnings per share excluding the impact of expenses incurred relating to the transition of our CFO and the recruitment and hiring of  other key members of management, certain expenses incurred relating to the acquisition of eight Field and Stream stores, charges incurred in connection with the retirement of the Company’s former CEO and the write-off of deferred financing fees and debt discount associated with the Company’s prior term loan refinanced in the third fiscal quarter of 2018 and less a non-recurring tax benefit related to our 2017 tax return and 2019 tax provision, as applicable. We define Adjusted EBITDA as net income plus interest expense, income tax (benefit) expense, depreciation and amortization, stock-based compensation expense, pre-opening expenses, and other gains, losses and expenses that we do not believe are indicative of our ongoing expenses. The Company has reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures under “GAAP and Non-GAAP Measures” in this release. The Company believes that these non-GAAP financial measures not only provide its management with comparable financial data for internal financial analysis but also provide meaningful supplemental information to investors. Specifically, these non-GAAP financial measures allow investors to better understand the performance of the Company’s business and facilitate a more meaningful comparison of its diluted earnings per share and actual results on a period-over-period basis. The Company has provided this information as a means to evaluate the results of its ongoing operations. Other companies in the Company’s industry may calculate these items differently than the Company does. Each of these measures is not a measure of performance under GAAP and should not be considered as a substitute for the most directly comparable financial measures prepared in accordance with GAAP. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Forward-looking statements in this release include, but are not limited to, statements regarding our market share opportunities and competitive positioning and the impact of the coronavirus.  Investors can identify these statements by the fact that they use words such as "continue", "expect", "may", “opportunity”, "plan", "future", “ahead” and similar terms and phrases. The Company cannot assure investors that future developments affecting the Company will be those that it has anticipated. Actual results may differ materially from these expectations due to many factors including, but not limited to: the potential effects of the coronavirus (COVID-19), including a decrease in store traffic, interruptions or delays in our supply chain and the potential closure of all or substantially all of our stores; our ability to integrate the eight recently acquired stores; the Company’s retail-based business model; general economic, market and other conditions and consumer spending; the Company’s concentration of stores in the Western United States; competition in the outdoor activities and sporting goods market; changes in consumer demands; the Company’s expansion into new markets and planned growth; current and future government regulations; risks related to the Company’s continued retention of its key management; the Company’s distribution center; quality or safety concerns about the Company’s merchandise; events that may affect the Company’s vendors; trade restrictions; and other factors that are set forth in the Company's filings with the SEC, including under the caption “Risk Factors” in the Company’s Form 10-K for the fiscal year ended February 2, 2019 which was filed with the SEC on March 29, 2019 and the Company’s other public filings made with the SEC and available at www.sec.gov. If one or more of these risks or uncertainties materialize, or if any of the Company’s assumptions prove incorrect, the Company’s actual results may vary in material respects from those projected in these forward-looking statements. Any forward-looking statement made by the Company in this release speaks only as of the date on which the Company makes it. Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

About Sportsman's Warehouse Holdings, Inc.

We provide outstanding gear and exceptional service to inspire outdoor memories.

For press releases and certain additional information about the Company, visit the Investor Relations section of the Company's website at www.sportsmans.com.

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.
Condensed Consolidated Statements of Income (Unaudited)
(in thousands, except per share data)

	For the Thirteen Weeks Ended

	February 1, 2020	% of net sales	February 2, 2019	% of net sales

Net sales	$258,152	100.0%	$242,683	100.0%
Cost of goods sold	173,125	67.1%	163,177	67.2%
Gross profit	85,027	32.9%	79,506	32.8%

Operating expenses:
Selling, general and administrative expenses	71,842	27.8%	62,538	25.8%
Income from operations	13,185	5.1%	16,968	7.0%
Interest expense	1,443	0.6%	2,682	1.1%
Income before income tax expense	11,742	4.5%	14,286	5.9%
Income tax expense	2,059	0.8%	3,657	1.5%
Net income	$9,683	3.7%	$10,629	4.4%

Earnings per share
Basic	$0.22		$0.25
Diluted	$0.22		$0.25

Weighted average shares outstanding
Basic	43,253		42,953
Diluted	43,796		43,079

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.
Condensed Consolidated Statements of Income (Unaudited)
(in thousands, except per share data)

	For the Fifty-two Weeks Ended

	February 1, 2020	% of net sales	February 2, 2019	% of net sales

Net sales	$886,401	100.0%	$849,129	100.0%
Cost of goods sold	589,768	66.5%	564,199	66.4%
Gross profit	296,633	33.5%	284,930	33.6%

Operating expenses:
Selling, general and administrative expenses	263,169	29.7%	240,911	28.4%
Income from operations	33,464	3.8%	44,019	5.2%
Interest expense	7,995	0.9%	13,206	1.6%
Income before income tax expense	25,469	2.9%	30,813	3.6%
Income tax expense	5,254	0.6%	7,063	0.8%
Net Income	$20,215	2.3%	$23,750	2.8%

Earnings per share
Basic	$0.47		$0.55
Diluted	$0.46		$0.55

Weighted average shares outstanding
Basic	43,166		42,878
Diluted	43,588		42,979

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands)

Assets
	February 1, 2020	February 2, 2019
Current assets:
Cash	$1,685	$1,547
Accounts receivable, net	904	249
Merchandise inventories	275,505	276,600
Income tax receivable	812	-
Prepaid expenses and other	12,732	15,174
Total current assets	291,638	293,570
Operating lease right of use asset	224,520	-
Property and equipment, net	98,767	92,084
Deferred income taxes	-	2,997
Goodwill	1,496	-
Definite lived intangible assets, net	220	246
Total assets	$616,641	$388,897

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$38,157	$24,953
Accrued expenses	70,118	56,384
Operating lease liability, current	34,487	-
Income taxes payable	-	1,838
Revolving line of credit	116,078	144,306
Current portion of long-term debt, net of discount and debt issuance costs	5,936	7,915
Current portion of deferred rent	-	5,270
Total current liabilities	264,776	240,666

Long-term liabilities:
Long-term debt, net of discount, debt issuance costs, and current portion	23,781	27,717
Deferred income taxes	562	-
Operating lease liability, noncurrent	217,254	-
Deferred rent, noncurrent	-	41,854
Total long-term liabilities	241,597	69,571
Total liabilities	506,373	310,237

Stockholders’ equity:
Common stock	433	430
Additional paid-in capital	86,806	84,671
Accumulated earnings (deficit)	23,029	(6,441)
Total stockholders’ equity	110,268	78,660
Total liabilities and stockholders' equity	$616,641	$388,897

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	February 1, 2020	February 2, 2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$20,215	$23,750
Adjustments to reconcile net income to net
cash provided by operating activities:
Depreciation and amortization	19,294	17,961
Amortization and write-off of discount on debt and deferred financing fees	339	2,043
Amortization of Intangible assets	26	289
Change in deferred rent	-	568
Gain on asset dispositions	(311)	30
Noncash operating lease expense	27,009	-
Deferred income taxes	710	714
Stock based compensation	2,104	2,829
Change in assets and liabilities, net of amounts acquired:
Accounts receivable, net	(655)	70
Operating lease liabilities	(28,374)	-
Merchandise inventory	20,247	(6,006)
Prepaid expenses and other	(1,571)	(5,339)
Accounts payable	12,709	(11,726)
Accrued expenses	8,774	7,739
Income taxes payable and receivable	(2,650)	(749)
Net cash provided by operating activities	77,866	32,173

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(30,372)	(17,936)
Acquisition of intangible asset	-	(259)
Acquisition of Field and Stream stores, net of cash acquired	(28,536)	-
Proceeds from deemed sales-leaseback transactions	9,533	1,717
Proceeds from sale of property and equipment	311	226
Net cash used in investing activities	(49,064)	(16,252)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net (payments) borrowings on line of credit	(28,228)	84,314
Increase in book overdraft	5,530	353
Proceeds from issuance of common stock per employee stock purchase plan	403	351
Payment of withholdings on restricted stock units	(369)	(703)
Borrowings on term loan	-	40,000
Payment of deferred financing costs	-	(1,331)
Principal payments on long-term debt	(6,000)	(139,127)
Net cash used in financing activities	(28,664)	(16,143)

Net change in cash	138	(222)
Cash at beginning of year	1,547	1,769
Cash at end of period	$1,685	$1,547

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.
GAAP and Non-GAAP Measures (Unaudited)
(in thousands, except per share data)

Reconciliation of GAAP income from operations to adjusted income from operations:

	For the Thirteen Weeks Ended		For the Fifty-two Weeks Ended

	February 1, 2020	February 2, 2019	February 1, 2020	February 2, 2019
Income from operations	$13,185	$16,968	$33,464	$44,019
Acquisition costs (1)	$275	$-	$662	$-
Executive transition costs (2)	147	-	770	-
CEO retirement (3)	-	-	-	2,647
Adjusted income from operations	$13,607	$16,968	$34,896	$46,666

Reconciliation of GAAP net income and GAAP dilutive earnings per share to adjusted net income and adjusted diluted earnings per share:

Numerator:
Net income	$9,683	$10,629	$20,215	$23,750
Acquisition costs (1)	275	-	662	-
Executive transition costs (2)	147	-	770	-
CEO retirement (3)	-	-	-	2,647
Deferred financing fee write-off (4)	-	-	-	1,617
Non-recurring tax benefit (5)	(686)	-	(686)	(1,322)
Less tax benefit	(109)	-	(370)	(813)
Adjusted net income	$9,310	$10,629	$20,591	$25,879

Denominator:
Diluted weighted average shares outstanding	43,796	43,079	43,588	42,979

Reconciliation of earnings per share:
Dilutive earnings per share	$0.22	$0.25	$0.46	$0.55
Impact of adjustments to numerator and denominator	(0.01)	-	0.01	0.05
Adjusted diluted earnings per share	$0.21	$0.25	$0.47	$0.60

Reconciliation of net income to adjusted EBITDA:
Net income	$9,683	$10,629	$20,215	$23,750
Interest expense	1,443	2,682	7,995	13,206
Income tax expense	2,059	3,657	5,254	7,063
Depreciation and amortization	5,230	4,650	19,321	18,250
Stock-based compensation expense (6)	538	391	2,104	1,742
Pre-opening expenses (7)	211	7	2,694	1,838
Acquisition costs (1)	275	-	662	-
Executive transition costs (2)	147	-	770	-
CEO retirement (3)	-	-	-	2,647
Adjusted EBITDA	$19,586	$22,016	$59,015	$68,496

(1) Expenses incurred relating to the acquisition of Field & Stream stores.
(2) Expenses incurred relating to the transition of our CFO (incurred only in Q1 2019) and the recruitment and hiring of various key members of our senior management team. These events are not expected to be recurring.
(3) Expenses incurred in conjunction with the retirement of our former CEO during Q1 2018.
(4) Write-off of deferred financing fees and debt discount relating to our prior term loan.
(5) Non-recurring tax benefit recognized due to our return to provision adjustments recorded in conjunction with the filing of our 2017 tax return and estimates used in the preparation of our 2019 provision
(6) Stock-based compensation expense represents non-cash expenses related to equity instruments granted to employees under our 2019 Performance Incentive Plan and employee stock purchase plan.
(7) Pre-opening expenses include expenses incurred in the preparation and opening of a new store location, such as payroll, travel and supplies, but do not include the cost of the initial inventory or capital expenditures required to open a location.

Investor Contacts:
Robert Julian, Chief Financial Officer
Caitlin Howe, Vice President, Corporate Development & Investor Relations
(801) 566-6681
investors@sportsmans.com